Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York10022	1-212-447-9292
Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION BANK RATED

IN THE

TOP 1% FOR RETURN ON ASSETS

NEW YORK, NY – April 25, 2013 – According to the latest Bauer Financial Inc. bank ratings as of December 31, 2012, Medallion Bank was ranked in the top 1% of all FDIC insured banks nationwide in terms of its return on assets for 2012. During the year, the Bank had a return on assets of 2.94%, ranking it in the top 1% of the more than 7,000 federally insured institutions included in the report. The Bank was also ranked in the top 100 in the Western Region for highest capital ratios at 16.33%.

“We are proud of our inclusion in these lists,” stated Andrew Murstein, President of Medallion Financial, the parent company of Medallion Bank. “This is a testament to the great work our bank CEO and President John Taggart, along with his management team of Don Poulton and Sherrie Rees, have been doing for us. Over the last 10 years since the bank’s inception, it has been profitable in every full year of its existence, and the parent company, Medallion Financial, has provided its public shareholders with an average return of approximately 25% per year for the same period. We will strive to continue to do our best for our shareholders in the years ahead.”

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release may contain forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2012 Annual Report on Form 10-K.